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Ford U.S. Van Sales up 26 Percent, Truck Sales Up 5 Percent in July; Total Sales Down 3 Percent on Lower Retail Demand

•	Ford sold 87,104 trucks and vans in July – up 5 percent versus a year ago

•	Ford vans up 26 percent, led by Transit; Ford F-Series sales total 65,657 pickups – down 1 percent

•	Lincoln posts retail gain of 2 percent with gains from new Lincoln MKZ and Lincoln MKX

•	Total U.S. company sales were 216,479, down 3 percent, with fleet up 6 percent and retail down 6 percent

DEARBORN, Mich., Aug. 2, 2016 – Ford Motor Company’s total truck sales, including pickups and vans, grew 5 percent in July versus a year ago with 87,104 sold. Overall company U.S. sales were down 3 percent, with 216,479 total vehicles sold.

Fleet sales – sales to large companies, government customers and rental car companies – were up 6 percent, with 55,321 sold. Retail sales were down 6 percent, with 161,158 sold.

Van sales reached their best July sales since 1978, with 20,236 sold, driven largely by Transit with a 41 percent gain. F-Series pickups posted a 1 percent decline, with 65,657 sold.

“Trucks and vans continue to be market strengths for Ford,” said Mark LaNeve, Ford vice president, U.S. Marketing, Sales and Service. “Van customers rewarded us with another strong year-over-year gain, and F-Series had its best retail sales this year.”

Ford’s overall transaction pricing also grew $1,600 in July versus a year ago – more than double the industry average – driven by the continued higher mix shift to trucks and SUVs.

On the success of its newest products, Lincoln retail sales rose 2 percent in July. Lincoln MKZ sales were up 12 percent, while Lincoln MKX was up 5 percent.

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About Ford Motor Company
Ford Motor Company is a global automotive and mobility company based in Dearborn, Michigan. With about 201,000 employees and 67 plants worldwide, the company’s core business includes designing, manufacturing, marketing, financing and servicing a full line of Ford cars, trucks, SUVs and electrified vehicles, as well as Lincoln luxury vehicles. At the same time, Ford is aggressively pursuing emerging opportunities through Ford Smart Mobility, the company’s plan to be a leader in connectivity, mobility, autonomous vehicles, the customer experience, and data and analytics. For more information regarding Ford, its products worldwide or Ford Motor Credit Company, visit www.corporate.ford.com.

Contact:	Erich Merkle
313.806.4562
emerkle2@ford.com

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